Exhibit 99.1

For Immediate Release

For Further Information Contact:

James Edgemond at (240) 821-1991

Email: jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION
ANNOUNCES EXECUTIVE PROMOTIONS AND

CEO COMPENSATION CHANGE

Roger Jeffs, Ph.D. named President and Co-Chief Executive Officer

David Zaccardelli, Pharm.D. named Executive Vice President and Chief Operating Officer

SILVER SPRING, MD, December 17, 2014:  United Therapeutics Corporation (NASDAQ: UTHR) announced today two senior executive promotions as well as changes to Martine Rothblatt, Ph.D’s compensation program.

Senior Executive Promotions

United Therapeutics announced the promotion of Roger Jeffs, Ph.D. to President and Co-Chief Executive Officer and David Zaccardelli, Pharm.D. to Executive Vice President and Chief Operating Officer.  In connection with these promotions, Dr. Rothblatt’s title will change from Chairman and Chief Executive Officer to Chairman and Co-Chief Executive Officer.  As Chairman of the Board and Co-Chief Executive Officer, Dr. Rothblatt will continue to serve as the principal executive officer of the company.  These title changes will become effective January 1, 2015.

“Dr. Jeffs and Dr. Zaccardelli have made indispensable contributions to United Therapeutics, each demonstrating stellar leadership skills and strategic vision, most recently leading to FDA approval of Orenitram® (treprostinil) Extended-Release Tablets,” said Dr. Rothblatt.  “We are pleased that our board has approved these promotions, which recognize their accomplishments and importance to the future of United Therapeutics. I look forward to continuing to work with Roger and Dave as we grow sales of our existing product franchise and bring new and innovative products to market.”

“The Board of Directors is very pleased to approve this unique organizational structure proposed by Dr. Rothblatt,” said Christopher Patusky, Lead Independent Director and Vice Chairman of the Board of Directors.  “Dr. Jeffs and Dr. Zaccardelli have made immense contributions to the company and are deserving of these promotions. We are also very excited that Dr. Rothblatt will continue as our visionary and strategic leader — a role at which she has been incredibly successful since the company’s inception.”

Dr. Jeffs joined United Therapeutics in 1998 and currently serves as the company’s President and Chief Operating Officer, a position he has held since 2001.  He has also served as a member of the United Therapeutics Board of Directors since 2002, a position he will continue to hold following his promotion.  Additional details about Dr. Jeffs’ experience are available in the company’s proxy statement filed with the U.S. Securities and Exchange Commission on April 30, 2014.

Dr. Zaccardelli currently serves as Chief Manufacturing Officer and EVP, Pharmaceutical Development, a position he has held since 2008. Dr. Zaccardelli joined United Therapeutics in 2004 as Vice President, Pharmaceutical Development.  Additional details about Dr. Zaccardelli’s experience are available in the company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 17, 2014.

CEO Compensation Change

United Therapeutics has reached agreement with Dr. Rothblatt to alter her compensation structure in response to the company’s “Say on Pay” vote at its 2014 annual meeting of shareholders.  Effective January 1, 2015, Dr. Rothblatt has agreed to amend her employment agreement to eliminate the requirement that United Therapeutics award to her an annual grant of fully-vested stock options, capped at one million shares per year, based upon a formula tied only to the growth of the company’s market capitalization.  In lieu of this contractual entitlement, which has been in place since prior to United Therapeutics’ initial public offering fifteen years ago, the Compensation Committee has established for Dr. Rothblatt a discretionary, long-term incentive opportunity of up to 300,000 cash-settled share tracking awards for 2015, reflecting a 70% reduction in her annual long-term equity incentive opportunity.  The size of the award will be based on certain company-wide performance measures, and the award will be subject to a four-year vesting schedule.

“The Compensation Committee of our Board of Directors takes the non-binding advisory vote from our shareholders seriously,” said Christopher Causey, Chairman of the Compensation Committee of our Board of Directors.  “Based on discussions with large shareholders, we believe this new structure will address their concerns.  We are most appreciative of the flexibility Dr. Rothblatt has demonstrated through this process.  It is unusual for an executive to voluntarily waive the right to a contractually bargained-for benefit, but once again, she has demonstrated exceptional leadership on this issue.”

“As Chairman of the Board of Directors, I share our owners’ concerns,” said Dr. Rothblatt.  “I am pleased that we have been able to so quickly agree on a new incentive compensation structure going forward.”

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.  [uthr-g]

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, among others, statements regarding the promotion of United Therapeutics’ executives and their expected contributions to the company’s future, expectations about increased sales and bringing new and innovative products to market, and statements regarding future executive compensation arrangements and whether they will adequately address shareholder concerns.  These forward-looking statements are subject to certain risks and uncertainties and are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results. We are providing this information as of December 17, 2014, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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